UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 31, 2018

TENNECO INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12387	76-0515284
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 NORTH FIELD DRIVE, LAKE FOREST, ILLINOIS	60045
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 482-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 8.01 OTHER EVENTS

As previously disclosed, on April 10, 2018, Tenneco Inc. (the “Company”) entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) by and among the Company, Federal-Mogul LLC (“Federal-Mogul”), American Entertainment Properties Corp. and Icahn Enterprises L.P., pursuant to which the Company will acquire Federal-Mogul (the “Transaction”). On June 26, 2018, the Company filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement with respect to the special meeting of the Company’s stockholders scheduled to be held on September 12, 2018 in connection with the Transaction (the “special meeting”). On August 2, 2018, the Company filed with the SEC a definitive proxy statement (the “Definitive Proxy Statement”) with respect to the special meeting and began mailing the Definitive Proxy Statement to the Company’s stockholders on or about August 3, 2018.

Also as previously disclosed, on July 17, 2018, a putative class action complaint was filed by a purported stockholder of the Company, captioned Cryar v. Tenneco Inc., et al., Case No. 1:18-cv-01052-RGA (the “Class Action Complaint”), in the United States District Court for the District of Delaware on behalf of the Company’s stockholders against the Company and board of directors of the Company. The Class Action Complaint alleges that the proxy statement authorized by the board of directors of the Company failed to disclose certain allegedly material information. The Class Action Complaint seeks, among other things, to enjoin the Company from proceeding with a stockholder vote on the issuance of the stock consideration to be issued in the Transaction.

On August 31, 2018, the parties to the Class Action Complaint entered into a confidential Memorandum of Understanding (the “Memorandum of Understanding”) providing for the dismissal of the Class Action Complaint with prejudice as to the plaintiff in the Class Action Complaint and without prejudice as to the putative class. While the Company believes that the Class Action Complaint lacks merit and that the disclosures in the Definitive Proxy Statement comply fully with applicable law, in order to avoid the expense and distraction of litigation, the Company has agreed, pursuant to the terms of the confidential Memorandum of Understanding, to supplement the Definitive Proxy Statement with the supplemental disclosures set forth below (the “Supplemental Disclosures”). The confidential Memorandum of Understanding also outlines the terms of the plaintiff’s agreement in principle to dismiss the Class Action Complaint and release all claims which it has, has ever had, or could have asserted related to the Transaction and disclosures related to the Transaction.

Nothing in the Supplemental Disclosures shall be deemed an admission of the legal necessity or materiality under applicable law of the Supplemental Disclosures. To the contrary, the Company specifically denies all allegations that any of the Supplemental Disclosures, or any other additional disclosures, were or are required. The defendants have vigorously denied, and continue vigorously to deny, that they have committed any violation of law or engaged in any of the wrongful acts that were alleged in the Class Action Complaint.

The Supplemental Disclosures will not affect the consideration to be paid in connection with the Transaction or the timing of the special meeting scheduled for September 12, 2018 at 10:00 a.m., Central Time, at the Company’s headquarters, 500 North Field Drive, Lake Forest, IL 60045.

The board of directors of the Company continues to recommend that you vote “FOR” the proposal to approve the issuance of the Stock Consideration in connection with the Transaction and “FOR” the other proposals being considered at the special meeting.

Supplemental Disclosures to Definitive Proxy Statement

These Supplemental Disclosures should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. All page references in the information below are to pages in the Definitive Proxy Statement, and all capitalized terms used below shall have the meanings set forth in the Definitive Proxy Statement. Paragraph references used herein refer to the Definitive Proxy Statement before any additions or deletions resulting from the Supplemental Disclosures. The information contained herein speaks only as of August 31, 2018 unless the information indicates that another date applies.

The following disclosures supplement the existing disclosures contained under the caption “The Transaction—Opinion of Tenneco’s Financial Advisor” beginning on page 74 of the definitive proxy statement:

•

Under the caption “—Sum-of-the-Parts Discounted Cash Flow Analysis,” the second full paragraph on page 84 is replaced in its entirety as follows (with additions in italics and underlined and deletions stricken through):

Barclays used an after-tax discount rate range of 9.0% to 10.0% for F-M Motorparts, and 9.5% to 10.5%, for F-M Powertrain. The after-tax discount rates were calculated based on Barclays’ professional judgment and experience and an analysis ~~for~~ of the weighted average cost of capital of F-M Motorparts, ~~and~~ F-M Powertrain ~~as well as the weighted average cost of capital for~~ and the Federal-Mogul segment comparable companies. The weighted average cost of capital was derived by application of the capital asset pricing model, taking into account certain metrics including target capital structure, the cost of long-term U.S. Treasury debt, tax rates, unlevered and levered betas for certain selected comparable companies, as well as certain financial metrics for the U.S. financial markets generally.

•

Under the caption “—Sum-of-the-Parts Discounted Cash Flow Analysis,” the fourth full paragraph on page 84 is replaced in its entirety as follows (with additions in italics and underlined and deletions stricken through):

The residual value of each segment at the end of the forecast period, or “terminal value,” was estimated by selecting ranges of perpetuity growth rates from 0.9% to 1.9% for F-M Motorparts, and (2.5%) to (1.5%) for F-M Powertrain, derived utilizing Barclays’ professional judgment and experience and taking into account ~~from~~ long term sub-sector growth rates based on third party estimates, and applying such ranges to the Tenneco Federal-Mogul Projections, as extrapolated by Barclays, for estimated after-tax unlevered terminal year free cash flows in calendar year 2030, respectively. The terminal year after-tax unlevered free cash flows were normalized by assuming that depreciation and amortization expense is equal to capital expenditures, capital expenditures were assumed to be equal to the maintenance capital expenditures requirements of each division given the assumed perpetual growth rates, normalized working capital requirements, and cash dividends from non-consolidated joint ventures is equal to equity earnings from non-consolidated joint ventures.

•

Under the caption “—Sum-of-the-Parts Discounted Cash Flow Analysis with Synergies,” the second full paragraph on page 85 is replaced in its entirety as follows (with additions in italics and underlined):

Barclays also performed a sum-of-the-parts discounted cash flow analysis of Federal-Mogul that gave effect to the assumptions made by Tenneco regarding the Expected Synergies that were anticipated by management of Tenneco to be achieved as a result of the transaction. These assumptions primarily related to cost reduction synergies. Specifically, Tenneco assumed that, with respect to the Aftermarket & Ride Performance business, there would be a total of $115 million in run-rate, annual synergies achieved within 2 years following the transaction, including $30 million in selling cost reductions, $50 million in general and administrative and engineering synergies and $35 million in supply chain-related synergies, with an estimated cost-to achieve of $80 million. Tenneco also assumed that, with respect to the Powertrain Technologies business, there would be a total of $85 million in run-rate, annual synergies achieved within 2 years following the transaction, including $45 million in sales, general and administrative and engineering synergies and $40 million in supply chain synergies, with an estimated cost-to achieve of $70 million. In addition, Tenneco assumed that there would be one-time working capital synergies of $250 million overall. Barclays calculated the sum-of-the-parts synergy discounted cash flow of each of Federal-Mogul’s business segments, F-M Motorparts and F-M Powertrain, based on the Pro Forma Projections. In performing these analyses, Barclays used the same methodology and assumptions as described above under “Sum-of-the-Parts Discounted Cash Flow Analysis.”

The following disclosures supplement the existing disclosures contained under the caption “The Transaction—Financial Projections” beginning on page 87 of the definitive proxy statement:

•	The first full paragraph on page 87 is replaced in its entirety as follows (with additions in italics and underlined and deletions stricken through):

In connection with the evaluation of a potential transaction involving Tenneco and Federal-Mogul, Federal-Mogul provided Tenneco with certain non-public financial projections regarding Federal-Mogul, which we refer to as the Federal-Mogul Projections, that were prepared by Federal-Mogul’s management and not for public disclosure. After receiving the Federal-Mogul Projections, Tenneco’s management made certain quality of earnings adjustments as well as adjustments for various risks that could negatively impact the future performance of the Federal-Mogul business. A key consideration for Tenneco’s management in making these adjustments was its view of recent trends and anticipated developments in the automotive supply industry generally and in the Federal-Mogul business in particular. Specifically, Tenneco made adjustments~~, including~~ to pension expense and factoring expense in order to align Federal-Mogul’s historical reporting with Tenneco’s historical reporting. ~~one-off income not expected to regularly recur, to reduce~~ In addition, Tenneco’s management made adjustments to the projected revenue for the Federal-Mogul business and, as a consequence, reductions in Federal-Mogul’s EBITDA projections for the periods presented below for several reasons, including to account for the competitive landscape in which the Federal-Mogul business operates, as well as shifting technologies employed by automakers in their product lines that may negatively impact portions of the Federal-Mogul business going forward. Tenneco also made certain downward adjustments related to operations and financial assumptions, including reducing growth rates and product margins for the same reasons. We refer to the Federal-Mogul Projections as adjusted by Tenneco’s management as the Tenneco Federal-Mogul Projections. Tenneco’s management provided our board of directors with the Tenneco Federal-Mogul Projections and also provided such projections to Barclays for its use and reliance in connection with its financial analyses and opinion.

— End of Supplemental Disclosures to Definitive Proxy Statement —

Additional Information and Where to Find It

In connection with the Transaction, on August 2, 2018, the Company filed a definitive proxy statement with the SEC. The definitive proxy statement and a proxy card began to be mailed to each Tenneco stockholder entitled to vote at the special meeting relating to the Transaction on or about August 3, 2018. This communication is not a substitute for the proxy statement or other document(s) that the Company may file with the SEC in connection with the Transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ CAREFULLY THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, FEDERAL-MOGUL AND THE TRANSACTION. Investors and security holders may obtain free copies of the proxy statement and other relevant materials (when they become available), and any and all documents filed by the Company with the SEC, may be obtained for free at the SEC’s website at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by the Company via the Company’s Investor Relations section of its website at investors.tenneco.com or by contacting Investor Relations by directing a request to the Company, Attention: Investor Relations, 500 North Field Drive in Lake Forest, Illinois, 60045 or by calling (847) 482-5162.

Certain Information Regarding Participants

The Company and its respective directors and executive officers may be deemed participants in the solicitation of proxies in connection with the Transaction. Information about the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s stockholders in connection with the Transaction, and any interest they have in the Transaction, are set forth in the definitive proxy statement filed with the SEC. Additional information regarding these individuals is set forth in the Company’s proxy statement for its 2018 Annual Meeting of Stockholders, which was filed with the SEC on April 4, 2018, its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which was filed with the SEC on February 28, 2018, and its Current Reports on Form 8-K filed with the SEC on July 23, 2018. You may obtain these documents free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at the Company.

No Offer or Solicitations

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENNECO INC.

Date: August 31, 2018	By:	/s/ Brandon B. Smith
Brandon B. Smith
Senior Vice President, General Counsel and Corporate Secretary